UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 21, 2015

ESCO TECHNOLOGIES INC.

(Exact Name of Registrant as Specified in Charter)

Missouri	1-10596	43-1554045
(State or Other	(Commission	(I.R.S. Employer
Jurisdiction of Incorporation)	File Number)	Identification No.)

9900A Clayton Road, St. Louis, Missouri	63124-1186
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: 314-213-7200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.113d-4 (c))

Item 1.01         Entry into a Material Definitive Agreement

On December 21, 2015 the Registrant amended its existing Credit Agreement (i) to extend the maturity date of the credit facility from May 13, 2017 through December 21, 2020, (ii) to reduce the Facility Fee payable on undrawn funds, and (iii) except when the Registrant’s Leverage Ratio is less than 1.00, to reduce the rate payable by the Registrant on borrowed funds. Consistent with the prior credit agreement, the amended facility includes a $450 million revolving line of credit as well as provisions allowing for the increase of the credit facility commitment amount by an additional $250 million, if necessary, with the consent of the lenders. Proceeds from the amended facility will be used to provide liquidity for general corporate purposes, including working capital, research and development spending, capital expenditures, and acquisitions. The bank syndication supporting the new facility is comprised of a diverse group of nine banks led by JPMorgan Chase Bank, N.A. as Administrative Agent. The extended and amended Credit Agreement is attached as Exhibit 4.1 to this Form 8-K.

The original Credit Agreement was entered into on May 14, 2012, and was described in and attached as Exhibit 4.1 to the Registrant’s Form 8-K filed on May 18, 2012.

Item 2.03         Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 of this Form 8-K is incorporated into this Item 2.03 by reference.

Item 9.01         Financial Statements and Exhibits

(d)          Exhibits

Exhibit No.	Description of Exhibit

4.1	Amended and Restated Credit Agreement dated as of December 21, 2015 among ESCO Technologies Inc., The Foreign Subsidiary Borrowers Party Hereto, The Lenders Party Hereto, JPMorgan Chase Bank, N.A. as Administrative Agent, and Bank of America, N.A., BMO Harris Bank, N.A., SunTrust Bank and Wells Fargo Bank, National Association as Co-Documentation Agents.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ESCO TECHNOLOGIES INC.

Dated: December 23, 2015	By:	/s/ Gary E. Muenster
Gary E. Muenster
Executive Vice President
and Chief Financial Officer